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[COMPANY LOGO GOES HERE]                                            NEWS RELEASE

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           FOR IMMEDIATE RELEASE  CENTOCOR CONTACT: TIMOTHY P. COST
                                                    (610-889-4459)

                                                    BETH FIELD WALLACE
                                                    (610-651-6122)


              CENTOCOR CONFIRMS LAWSUIT RESOLUTION WITH GENENTECH




MALVERN, PA, January 5, 1995 -- Centocor, Inc. (Nasdaq:CNTO) confirmed today that Genentech, Inc. has "agreed to dismiss its pending action against Centocor, Inc. for infringement of Genentech's Cabilly patent and to grant Centocor a non-exclusive royalty bearing license under Genentech's patents for ReoPro (7E3 antibody) product" as stated this morning in a news release from Genentech.

No terms of the agreement were disclosed.

"We are extremely pleased to have this litigation concluded in a positive and timely way," said David P. Holveck, president and chief executive officer of Centocor. ReoPro(TM), an anti-platelet monoclonal antibody which will be manufactured by Centocor and distributed worldwide by Eli Lilly and Company, was granted market clearance on December 22 by the U.S. Food and Drug Admistration, and has been recommended for marketing authorization by the Committee for Proprietary Medicinal Products (CPMP) in Europe.

Centocor develops, manufactures, and markets diagnostic and therapeutic products for human healthcare. Centocor's products are based on monoclonal antibody and peptide technologies, and are primarily intended for the management of patients with infectious, cardiovascular and autoimmune diseases, and cancer.


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